EXHIBIT 99
                                   ----------



                              FOR IMMEDIATE RELEASE

             Somerset Valley Bank announces South Plainfield Office


Somerville, NJ...February 20, 2004 Robert P. Corcoran, President and CEO of SVB Financial Services, Inc. (Nasdaq: SVBF), the parent holding company of Somerset Valley Bank, announced today that the Bank has applied to the FDIC and the New Jersey Department of Banking and Insurance to establish a full service branch office at the intersection of Hadley Center Drive and Stelton Road in South Plainfield, New Jersey. A large shopping mall with two large well-known department stores and approximately 50 smaller retail establishments surround the branch site.

     The 3,000 square foot South Plainfield office will be the Bank's third location in Middlesex County.

     "We look forward to increasing our presence in Middlesex County. This South Plainfield location is right in the center of tremendous activity." said Corcoran.

     He said he looks to early 2005 as the opening date for the branch.

     Somerset Valley Bank has locations in Somerville, Hillsborough, Bridgewater, Manville, the Arbor Glen retirement facility, Bernards, Warren, Aberdeen in Monmouth County, Edison in Middlesex County and Flemington in Hunterdon County. The Bank is planning to open another location in Flemington and one in Metuchen in Middlesex County in 2004. As of June 30, 2003, Somerset Valley Bank was ranked 7 of 27 banks in Somerset County in terms of deposits with 6.09% of the market and 61 of 177 banks in the State of New Jersey.

     SVB Financial Services,  Inc. is traded on the NASDAQ National Market under
the   trading   symbol   SVBF  and  can  be   accessed   via  the   Internet  at
www.somersetvalleybank.com.

     The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by an "asterisk" (*) or may use such forward-looking terminology as "expect", " look", " believe", " anticipate", " may", " will", or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of economic conditions and legal and regulatory barriers and structure, including those relating to the deregulation of the financial services industry. Actual results may differ materially from such forward-looking statements. SVB Financial Services, Inc. assumes no obligation for updating any such forward-looking statement at any time.